UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2011

NORTHWEST PIPE COMPANY

(Exact name of registrant as specified in its charter)

OREGON	0-27140	93-0557988
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5721 SE Columbia Way, Suite 200

Vancouver, WA 98661

(360) 397-6250

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On January 20, 2011, Stephanie J. Welty resigned as Senior Vice President, Chief Financial Officer and Corporate Secretary of Northwest Pipe Company (the “Company”). In connection with her resignation, Ms. Welty and the Company entered into a Separation Agreement and Release (the “Agreement”) pursuant to which the Company has agreed to pay Ms. Welty an amount equal to her base salary of $245,000 over the next twelve months, and Ms. Welty has agreed to be available to consult with the Company over the next twelve months. The Agreement also provides for acceleration of the vesting of 777 Restricted Stock Units held by Ms. Welty and an immediate cash payment of $100,000. The Company has also agreed to pay the first eighteen months’ premiums for continuation of Ms. Welty’s health insurance coverage. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Also on January 20, 2011, Robin Gantt, 39, was elected Vice President, Chief Financial Officer and Corporate Secretary of the Company. Ms. Gantt joined the Company in July 2010 as Assistant to the Chief Executive Officer. From July 2005 through August 2007, Ms. Gantt served as Corporate Controller of Oregon Steel Mills, Inc., which became Evraz Inc. NA after its acquisition by Evraz Group NA in January 2007. Ms. Gantt served as the Chief Financial Officer and Treasurer of Evraz Inc. NA from September 2007 through January 2010. Ms. Gantt will have an annual base salary of $225,000 and will be eligible to participate in each of the incentive compensation and other benefit plans available to the other executive officers of the Company.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.1	Separation Agreement and Release between Northwest Pipe Company and Stephanie J. Welty dated as of January 20, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on January 24, 2011.

NORTHWEST PIPE COMPANY
(Registrant)

By	/s/ ROBIN GANTT
Robin Gantt,
Vice President and Chief Financial Officer